Exhibit 99.1

Republic Bank Appoints Logan Pichel as President

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 5, 2020--Steve Trager, Chairman and CEO, and the Board of Directors of Republic Bank & Trust Company (“Republic” or the “Bank”) announced today that Logan Pichel has been appointed as the Bank’s new President.

“It is an exciting time for Republic Bank, as we continue to explore new areas, enhance our financial service capabilities and increase access for customers,” said Steve Trager. “I’m delighted Logan will join our team. His appointment as President expands an already strong, dedicated leadership team and helps us address ongoing opportunities to grow and diversify.”

Mr. Pichel comes to Republic from Birmingham, Alabama-based Regions Bank where he most recently led Corporate Development, Financial Planning and Analysis, and Mergers and Acquisitions. Since 2005, Mr. Pichel has served in various roles at Regions, one of the nation’s largest consumer and commercial banks.

“I am honored and delighted by the opportunity to join Republic Bank. Steve, his leadership team and the Republic Bank associates have built a very well-run bank that is strongly committed to the customers and communities it serves,” said Mr. Pichel. “I look forward to working with the Republic Bank team to continue their success in this dynamic, fast-changing industry.”

The addition of Mr. Pichel comes at a time when Republic Bank’s performance is extremely strong, with return on assets and equity placing them in the top 25% of all U.S. banks in their peer group as defined by asset size. In addition, Republic’s performance has remained solid even during a challenging first quarter of 2020. The Bank’s participation in the recently rolled out Paycheck Protection Program (PPP) has already provided over $525 million in total support to over 3,300 small businesses in the communities it serves.

“Our ability to adapt the way we do business at a time when the world is rapidly changing demonstrates that we can navigate significant change while innovating in our processes,” said Trager. “It is the right time to focus on our future and build our organization from a position of strength.”

Republic Bank provides traditional and non-traditional banking products using numerous delivery channels and offers a full range of consumer and commercial banking services including checking, savings and money market accounts, certificates of deposit, mobile and online banking and interactive teller machines (ITMs), residential mortgage and home equity loans, as well as various commercial loan products, and other personalized banking services. The Bank also operates in the tax refund processing and prepaid card businesses.

About Republic Bank

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 42 full-service banking centers and two loan production offices throughout five states: 28 banking centers in 8 Kentucky communities – Covington, Crestview Hills, Florence, Georgetown, Lexington, Louisville, Shelbyville, and Shepherdsville; three banking centers in southern Indiana – Floyds Knobs, Jeffersonville, and New Albany; seven banking centers in six Florida communities (Tampa MSA) – Largo, New Port Richey, St. Petersburg, Seminole, Tampa, and Temple Terrace, and one loan production office in Oldsmar; two banking centers in two Tennessee communities (Nashville MSA) – Cool Springs and Green Hills, and one loan production office in Brentwood; and two banking centers in two Ohio communities (Cincinnati MSA) – Norwood and West Chester. The Bank offers internet banking at www.republicbank.com. The Bank also offers separately branded, nation-wide digital banking at www.mymemorybank.com. The Company has approximately $6.0 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

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Contacts

Investor Contact:
Kevin Sipes, Executive Vice President & Chief Financial Officer
(502) 560-8628

Media Contact:
Jim Ensign, Senior Vice President & Chief Brand Officer
(502) 588-1437